UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 25, 2011 (March 21, 2011)
Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 551-8200
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On March 21, 2011, in connection with the February 28, 2011 resignation of Patricia L. Allen as Vice President, Finance and Treasurer of Alnylam Pharmaceuticals, Inc. (the “Company”), the Company and Ms. Allen entered into a separation agreement (the “Separation Agreement”). Under the Separation Agreement, in consideration for her continued service through March 21, 2011 (the “Separation Date”) and her agreement to a general release and certain other standard terms and conditions, the Company has agreed to provide Ms. Allen with the following severance pay and benefits: (i) severance in the gross amount of two hundred and fifty thousand, three hundred and ninety seven dollars ($250,397) (an amount equal to 12 months of Ms. Allen’s gross base salary); (ii) the full cost of any COBRA premiums until the earlier of March 31, 2012 and the date Ms. Allen becomes eligible for coverage under the group health plan of another employer; (iii) a consulting agreement for a period of up to 12 months following the Separation Date under which she will perform certain services at the Company’s request (the “Consulting Agreement”), the terms of which are described below; and (iv) continued vesting of any unvested stock options held by Ms. Allen during the term of the Consulting Agreement.
In connection with the execution of the Separation Agreement, Ms. Allen and the Company entered into the Consulting Agreement, effective as of March 22, 2011. Under the Consulting Agreement, Ms. Allen will provide consulting services to the Company with respect to general accounting, operating budget, public company financial reporting and treasury-related activities. The Consulting Agreement has a term of one year and may be terminated by either party in the event of an uncured material breach of its terms by the other party.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.
Date: March 25, 2011	By:	/s/ Michael P. Mason
Michael P. Mason
Vice President, Finance and Treasurer